Federal Home Loan Bank of Des Moines

2012 Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	Plan Detail

IV.	Administration of the Plan

V.	Miscellaneous Provisions

VI.	Definitions

Table 1

Table 2

Table 3

I.	Purpose

The Federal Home Loan Bank of Des Moines (“Bank”) strives to attract, retain and motivate employees of the Bank, and to focus its employees' efforts on fulfilling the Bank's mission and vision within a safe and sound framework and in a manner consistent with the Bank's shared values. This 2012 Incentive Plan (“Plan”) is designed to compensate Bank employees in a manner consistent with these goals, by:

•
Recognizing Bank employees for their individual and/or team contributions to the Bank's achievement of the Strategic Imperatives listed in the Strategic Business Plan (“SBP”) in effect during the calendar year for which a payout under the Plan is made; and

•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees.

The Plan is effective for the calendar year beginning January 1, 2012. Awards earned during the Performance Period under the Plan (“Plan Awards”) fall into three separate subcategories: “Annual Payouts,” “Deferred Payouts” and “Gap Year Payouts” (See Section VI., Definitions, for a description of these terms).

The Plan shall remain in effect until the Board's Human Resources and Compensation Committee (“HRC”) terminates, replaces or amends the Plan.

Summary of the Plan

The Plan has two sets of goals: Bankwide performance goals (referred to as “Part I Goals”) and individual/team goals (referred to as “Part II Goals”). Part I Goals are given greater weight for higher level employees, the logic being that higher level employees have a greater ability to influence Bankwide performance than lower level employees. Annual Payouts earned during the Performance Period would be paid in 2013, subject to HRC approval. Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC's review and approval and are made at the HRC's discretion.

The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“FHFA”), or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA, or; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank's financial and operational performance and financial reporting responsibilities.

The HRC also may determine a participant is not eligible to receive part or all of any Plan Award payouts. Events that may justify such HRC action may include, but are not limited to, the following:

•	a participant's failure to achieve a “meets” or higher evaluation of overall job performance during a Performance Period, Deferred Performance Period or Gap Year Performance Period;

•	a participant's failure to achieve a “meets” or higher evaluation of overall job performance at the scheduled time of a Plan Award payout;

•	a participant becomes subject to any disciplinary action or probationary status at the scheduled time of a Plan Award payout; or

•
a participant's failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank's SBP.

II.	Eligibility

All regular full-time and part-time (working at least 20 hours/week) employees are eligible to participate in the Plan, with the exception of Internal Audit Department employees who may be eligible to participate in a separate annual incentive plan as approved by the Board's Audit Committee. Temporary employees, interns or independent contractors are not eligible to participate in the Plan.

The Federal Housing Finance Agency (FHFA) issued an Advisory Bulletin, 2009-AB-02 (October 27, 2009), entitled Principles for Executive Compensation at the Federal Home Loan Banks and the Office of Finance. One of the principles in that Advisory Bulletin states that “[e]xecutive incentive compensation should be consistent with sound risk management and preservation of the par value of the Bank's capital stock.” In addition, the Advisory Bulletin states “[t]he board of directors should ensure that staff engaged in risk management and compliance functions are compensated in a manner that is independent of the financial performance of the business areas they monitor. Compensation plans should base executives' compensation on performance metrics that are linked to the objectives of their principal functions.”

The aforementioned FHFA guidance regarding compensation of risk management and compliance personnel independently of the financial performance of the business areas they monitor is addressed in two respects.  Part I Goals focus all employees (including risk personnel) on Bankwide performance, with primary emphasis on serving members (40%) and risk management measures of preserving the par value of capital stock and quality of risk management (40%). Financial performance represents only 20% of the Bankwide goals. Part II Goals, which account for 50% or more of the incentive opportunity for nearly all employees, are established based on non-financial objectives based on the individual and team responsibilities of each employee. Accordingly, such Part II Goals for risk management and compliance personnel address aspects of the quality and effectiveness of the Bank's enterprise risk management function. Taken together, therefore, Part I and Part II Goals related to risk management determine between 65% and 82% of incentive awards for risk management and compliance personnel.

III.    Plan Detail

The Plan includes two components:

•	Part I Goals - Bank-wide business performance goals in the areas of business with members, risk management and financial goals.

•
Part II Goals - Individual and/or team achievement of non-financial objectives aimed at improving the Bank's service to the shareholding members and operational effectiveness. These are tied to the SBP where possible.

The Plan is designed to emphasize overall Bank financial performance for higher level employees in the organization and non-financial, operationally-focused goals for lower level employees that provide a “line of sight incentive.”

Each calendar year the HRC shall establish one or more goals for Part I, consistent with the SBP in effect during the Performance Period. To the extent the HRC establishes more than one goal, each goal will be weighted. Each Part I Goal shall have a threshold, target, and maximum level of performance, as appropriate.

Each calendar year, employees and their managers will develop individual and/or team goals in alignment with the strategic imperatives included in the SBP in effect during the Performance Period.

Recognizing that circumstances and priorities may change, management may submit to the HRC recommended revisions to Part I Goals. The HRC will evaluate the submission and determine whether the Part I Goals should be amended. Management may authorize changes to Part II Goals throughout the Performance Period as priorities and circumstances dictate.

Part I achievement levels that discretely fall in between threshold, target and maximum performance levels will be interpolated, unless otherwise directed in the design of a particular performance goal.

The total incentive target is a weighted average of the Part I & Part II Goals. An employee's pay level and market reference determines how the total target is split between the two parts.

The following chart provides the threshold, target and maximum Plan Award percentage payout opportunities for each level in the Bank, and associated weights for Part I and Part II performance components. The chart also provides the portion of each Plan Award, if any, that is a Deferred or Gap Year Payout.

Classification	2012 Threshold/Target/Max Plan Award as a % of Base Salary	Part I % of Total Incentive	Part II % of Total Incentive	2012 Annual Payout	2012 Deferred and Gap Year Payouts
Tier 1 (CEO)	50.0 / 75.0 / 100.0	60%	40%	25.0 / 37.5 / 50.0	25.0 / 37.5 / 50.0
Tier 2 (EVPs)	40.0 / 60.0 / 80.0	60%	40%	20.0 / 30.0 / 40.0	20.0 / 30.0 / 40.0
Tier 3 (SVPs) (VPs)	20.0 / 40.0 / 60.0 17.5 / 35.0 / 52.5	60%	40%	13.0 / 26.0 / 39.0 11.4 / 22.8 / 34.1	7.0 / 14.0 / 21.0 6.1 / 12.2 / 18.4
Tier 4 (VPs) (VPs)	15.0 / 30.0 / 45.0 12.5 / 25.0 / 37.5	60%	40%	9.8 / 19.5 / 29.3 8.1 / 16.3 / 24.4	5.2 / 10.5 / 15.7 4.4 / 8.7 / 13.1
Tier 5	10 / 20 / 30	60%	40%	10 / 20 / 30	N/A
Tier 6	7.5 / 15 / 22.5	50%	50%	7.5 / 15 / 22.5	N/A
Tier 7	5 / 10 / 15	50%	50%	5 / 10 / 15	N/A
Tier 8	4 / 8 / 12	40%	60%	4 / 8 / 12	N/A
Tier 9	3 / 6 / 9	30%	70%	3 / 6 / 9	N/A

The actual threshold, target, and maximum achievements levels for the Part I Goals in the Plan are presented in Table 1 (attached).

As noted above, for higher level employees, a portion of the Plan Award will be paid as an Annual Payout in the year following the Performance Period and the Deferred and Gap Year Payouts will be deferred and paid at the end of the Deferral and Gap Year Periods, respectively. The Deferred Payout is designed to ensure that Bank management does not take short-term measures in 2012 to secure incentive compensation that could be detrimental to the long-term value of the Bank. This will ensure that management continues to operate the Bank in a profitable and prudent manner for the long-term value of its members.

For 2012 Performance Period there will be both Gap Year Payout and Deferred Payout opportunities. The Gap Year Payout is necessary to transition from a three year deferral period commencing at the beginning of the calendar year to a three year deferral period commencing at the end of the calendar year. Thus, for the 2012 Performance Period certain Plan participants will be eligible to earn a Gap Year Payout to be paid in 2015 as well as a Deferred Payout to be paid in 2016.

The Gap Year and Deferred Payouts earned during the Performance Period will be impacted by the achievement level of economic value of capital stock (EVCS) in future periods. See Table 2 (attached) for more information on the final payout determination of those payouts.

Part I 2012 Bankwide Performance Goals

Seven Bankwide goals will focus staff's efforts on business with our members, risk management and profitability.

The combination of objectives for Profitability and Business with Members reflects the Bank's cooperative structure whereby the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for the Risk Management goals including the preservation of the enterprise value. All employees should have a portion of their incentive potential tied to Bankwide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members and managing the Bank's risks.

Given the environment in which the Bank operates, the HRC will review achievement on the incentive goals quarterly and consider changes to the goals as appropriate. Structural changes in the financial services sector driven by factors largely outside the Bank's control (such as legislative changes) may necessitate wholesale changes in how the Bank's executives and other employees are rewarded.

The following provides additional detail on each of the goals and the weightings for each.

Business with Members (40% Total Weight)

The Business with Members goal is focused on maintenance and preservation of the franchise. This is a four-part goal, with each sub-goal having a weight of 10%:

1)	Member Borrowing Penetration: Daily average number of borrowing members divided by the number of members as of 12/31/2011 excluding non-member customers and housing associates.

2)
Member Product Usage (“Touch Points”): Index of 11 “touch points” with members: advances, letter of credit (LOCs), deposits, safekeeping, MPF, advances via eAdvantage, member CD purchases, AHP grant and set-aside applications, survey contacts, and education (meetings, webinars, conferences etc.). Demand Deposit Accounts and wire transfers are not included in the definition of “touch points” since all members are required to have a DDA, and the only way members can move funds out of the Bank (such as dividends) is through the Bank's wire system.

3)
Advance + LOCs to Assets Ratio of a select group of depository members less than $5B in assets. Excludes non-depository members and members with an Internal Credit Rating (ICR) score of E or F, and a few members with unique business models. The numerator is the daily average advance and LOC balance for 2012 and the denominator is the average assets for 2011 set at the beginning of the year.

4)	Customer Satisfaction: This will be determined by a survey of the Bank's customers conducted by Barlow Research Associates, the same firm that has done annual surveys for the Bank since 2007.

Risk Management (40% Total Weight)

This is a two part goal, each with a weight of 20%.

1)
Preservation of Enterprise Value: This will be measured by the average of Market Value of Capital Stock (MVCS) computed using month-end balances for 2012. This is a measure that is widely used within the Bank System and is a good measure of short-term performance and value of the Bank's capital stock. For 2012, the range around the target of $105 will be widened.  The threshold will be lowered to $95, or alternatively, to reach the threshold the Bank will have to be ranked in the upper half of the System. This change ensures that relative improvement in MVCS is recognized even if an external shock reduces MVCS for the whole System. The maximum will be increased to $115. However, any payment above target will continue to be contingent on the Bank's improvement to the upper half of the System on MVCS ranking.

2)
Quality of Risk Management: The quality of risk management will be determined at year-end by the Board's Risk Committee (RC). As in 2011, management will provide the RC with criteria that could be used to differentiate threshold (“Moderately Successful”) from target (“Successful”) from maximum level (“Highly Successful”) of achievement on this goal. See Table 3 for more information.

Profitability (20% Total Weight)

This will be measured by Adjusted Return on Capital Stock (AROCS). This is a comprehensive measure of the Bank's profitability and is most meaningful to the Bank's shareholders. In previous years, the Bank used the metric of spread between AROCS and average three month LIBOR. While this remains a long-term performance target for the Bank to benchmark itself to an appropriate market rate of return for members, short-term large fluctuations in the level of three month LIBOR due to actions, such as FED intervention, could create short-term unintended results to the metric, either positive or negative, as the Bank's portfolio takes several months to reprice.

Achievements Levels of Part I Goals in the 2012 Plan

The threshold, target, and maximum achievements levels for the Part I Goals listed in the attached Table 1 are calibrated based on results from previous years and projections in the Bank's 2012 SBP which continue to reflect less demand for advances and other products due to the high level of liquidity available in the market place.

Part II 2012 Performance Goals

Part II Goals in the Plan are generally linked to the Bank's 2012 SBP. The nature of Part II Goals varies depending on individual's role and level in the organization. For example, an individual in the Enterprise Risk Management department might have Part II Goals targeted at improving the Bank's risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members.

Payout Determination

As soon as feasible after the conclusion of each Performance Period, the HRC shall review the Bank's performance against its Part I Goals, and if appropriate, shall approve the payout under Part I, if any.

As soon as feasible after conclusion of each Performance Period, the responsible manager will determine the achievement and performance levels of Part II Goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Part II payouts for their areas of responsibility. Executive Management and Human Resources will together calibrate the Part II payouts across the Bank. Human Resources, after considering each participant's performance against that individual's Part II Goals, shall recommend to the HRC for approval the payout levels under Part II. Each manager responsible for developing Part II Goals for participants is also responsible for submitting the employee's Part II Goal results to Human Resources.

If a Plan participant, or any of his or her managers or supervisors, fails to meet the deadline for completing employee job and goal performance reviews and submitting them to the Human Resources Department, then that individual will have his/her Plan Award withheld until such time that all performance reviews are completed and submitted for the participant's department.

Payout amounts approved under Parts I and II are determined based on the participant's annual earned base salary or wages for hours worked, including overtime and hours paid under the Bank's paid time off policies, as applicable, but in any case excludes any bonus, incentive compensation or long-term disability insurance payments paid for the current or a prior year. In the event a participant receives a raise during a calendar year, the participant's compensation for the year will reflect the actual wages paid to the participant for the year. A participant who has a hire date prior to the beginning of the Performance Period is eligible to receive a full Plan Award. A participant who has a hire date after the beginning of the Performance Period with respect to which the payment is being made is eligible to receive a prorated Plan Award based on the number of full months of service completed in the Performance Period. A participant hired on or after October 1 of the Performance Period for which payment is being made is not eligible to receive a Plan Award for the Performance Period in which they were hired.

Unless otherwise directed by the HRC, payments under Parts I and II for the Plan Award (including Annual Payouts and Deferred and Gap Year Payouts, if applicable) shall be made in lump sum through regular payroll distribution, as soon as possible after payout approval but in no case more than 75 days after the end of the applicable calendar year. All payments under the Plan shall in any event be made by the end of the calendar year, following the applicable Performance Period, Gap Year Period or Deferral Period, in which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

Employees whose employment ends before approval of any Annual, Deferred or Gap Year Payout will not be eligible for award payouts under the Plan unless otherwise provided for herein or in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout.

Employees whose termination occurs as the result of death or Disability shall be eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon full months completed in the Performance Period. Such employees will also be eligible to receive deferred awards earned but not yet paid from periods occurring prior to the Performance Period. The prorated Plan Award will be determined based upon actual Part I Performance Period achievement levels and Target level Part II Performance Period achievement levels, and will not be subject to an EVCS modifier. All payouts of deferred earnings from prior periods will be based on actual achievement levels attained during such periods, and will not be subject to an EVCS modifier. All awards will be payable in a single lump sum within 75 days following the end of the Performance Period that the death or Disability occurred.

Employees whose termination occurs as the result of a Retirement or Reduction in Force are eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon full months completed in the Performance Period. Such employees will also be eligible to receive deferred awards earned but not yet paid from periods occurring prior to the Performance Period. The amount of payouts on deferred awards from prior periods, as well as any portion of the prorated Plan Award that constitutes Gap Year and/or Deferred Payouts, will be determined in accordance with the terms of the Plan. All payments shall be made during the calendar year following the Performance Period, Gap Year Period or Deferral Period, as applicable.

A participant who is transferred, promoted, or demoted during a Performance Period may receive a prorated Plan Award based on the actual months worked in each position during the Performance Period.

IV.    Administration of the Plan

The Bank's Board of Directors is ultimately responsible for the Plan, including its amendment, replacement or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC's absolute discretion and is binding on all parties.

The HRC shall:

•	Approve Part I Bankwide goals.

•	Approve the range of potential payout opportunities for Plan participants.

•	After the end of a Performance Period, approve any payouts.

•	After the end of the Deferral Period and Gap Year Period, approve any payouts for qualifying eligible officers.

•	Render any decisions necessary with regard to the interpretation of the Plan.

Day-to-day administration of the Plan is delegated to those in the Bank responsible for Human Resources functions.

V.     Miscellaneous Provisions

The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by the HRC.

No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.

No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.

This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank's right to terminate compensation and employment at its will, with or without cause.

Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank.

The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any award will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto (“Section 409A”), so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties. Neither the Bank nor the employee may accelerate a payment into a calendar year not specified in the Plan nor defer or postpone a payment into a year following the calendar year specified in the Plan, except as may be permitted by Section 409A.

VI.    Definitions

As used in this document, the following definitions apply:

(a)	“Plan Award” is the award that can be earned and vested during the Performance Period.

(b)
“Deferral Period” is the three calendar year period after which the Deferred Payout can be paid. The Deferral Period begins January 1 immediately following the Performance Period (January 1, 2013 - December 31, 2015).

(c)	“Deferred Payout” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Deferral Period.

(d)
“Disability” shall mean that an employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which has rendered the employee incapable of performing his or her duties to the Bank, receiving benefits under a disability plan sponsored by the Bank, for a period of not less than three (3) months.

(e)	“Gap Year Period” is the three calendar year period after which a Gap Year Payout can be paid. The Gap Year Period is January 1, 2012 - December 31, 2014.

(e)
“Gap Year Payout” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Gap Year Period. The Gap Year Payout addresses a gap in incentive compensation during calendar year 2015 which arises as a result of the transition from the Bank's Long-Term Incentive Plan to this Plan.

(f)	“Performance Period” is the one calendar year period during which a Plan Award can be earned and vested (January 1 - December 31, 2012).

(g)
“Reduction in Force” is a decision by the Bank to reduce the number of Bank employees, which results in the involuntary termination of one or more Bank employees for reasons unrelated or not exclusively related to the performance of such employee or employees.

(h)
“Retirement” means an employee's voluntary termination of his/her employment based on the attainment of at least age 55 and completion of at least 5 years of service with the Bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended. With respect to a Plan participant who is eligible to receive a Deferred Payout, the date of such employee's retirement as well as other terms and conditions that provide for an orderly transition must be mutually agreed to by the employee and the Bank in order for the employee to meet the definition of Retirement as provided herein.

Table 1

2012 Incentive Plan Part I Goals

	2011 Actual Results	Threshold	Target	Maximum
Business with Members (40% Total Weight)
Member Borrowing Penetration (10% Weight)	63.5%	42%	53%	64%
Member Product Usage Index (“Touch Points”) (10% Weight)	2.34	1.70	2.10	2.50
Advance+LOCs to Assets Ratio with Creditworthy Members Less insurance companies, HFAs and Large Volatile Accounts (10% Weight)	4.79%	2.8%	3.5%	4.8%
Member Satisfaction - Percentage of Members “Very Satisfied” and “Satisfied” (10% Weight)	94% “satisfied” with 74% “very satisfied”	88%	92%	96%
Risk Management (40% Total Weight)
Preservation of Enterprise Value as measured by the quarterly average of Market Value of Capital Stock (MVCS) (20% Weight)	$108.1	95 or ranking in the upper half of Bank System	105*	115
Quality of Risk Management as measured by the Board's qualitative assessment covering the following areas (20% Weight): Credit Risk (30%) Market Risk (30%) Operational Risk (15%) Internal Controls - SOX 404 (15%) Model Validation (10%) No payout if assessment is less than “Moderately Successful,” i.e. “Unsuccessful”. (See attached table 3 for more details on these measures)	18.2%	“Moderately Successful”	“Successful”	“Highly Successful”
Profitability (20% Total Weight)
Adjusted Return on Capital Stock (AROCS) - Earned Dividend	AROCS - 4.88%	4.50%	6.00%	7.50%

*In order to exceed “target”, the Bank must be ranked in the upper half of the System by MVCS. At year-end 2011 the Bank was ranked eighth in the System.

Table 2

Gap Year Payout Determination

The Gap Year Payout earned in 2012 will be paid in 2015. The actual amount of the payout in 2015 will depend principally on the Bank's average EVCS in 2012, modified by a 90 percent-110 percent for the average EVCS in the year 2014. Modifying the amount of award paid using the level of the Bank's EVCS over the final year ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2012 to secure a long-term incentive award in 2015 that would be detrimental to the Bank over the long-term.

The EVCS modifier for the Gap Year Payout is as follows:

◦	If the average quarterly EVCS for 2014 is less than $90 per share, the modifier would be zero, i.e., there would be no Gap Year Payout

◦	If the average quarterly EVCS for 2014 is $90 per share, the modifier would equal 90%, meaning that actual awards would equal 90% of the potential award.

◦	For every dollar that the average quarterly EVCS for 2014 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2012 Part I and Part II Goals and if EVCS were to average $110 per share or more in 2014, then the absolute maximum payouts under the Plan would be as follows:

	Gap Year Payout As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

Tier 1	50.00%	55.00%
Tier 2	40.00%	44.00%
Tier 3	21.00%	23.10%
	18.40%	20.24%
Tier 4	15.80%	17.38%
	13.10%	14.41%

In addition to the modifier described above, the HRC may consider other factors, including:

1.	Operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts;

2.	Untimely submission of information to the SEC, OF and/or FHFA; or

3.	The Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank's financial and operational performance and financial reporting responsibilities.

Deferred Payout Determination

The Deferred Payout earned in 2012 will be paid in 2016. The actual amount of the award paid in 2016 will depend principally on the Bank's average EVCS in 2012, modified by a 90 percent-110 percent for the average EVCS in the year 2015. Modifying the amount of award paid using the level of the Bank's EVCS over the final year ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2012 to secure a long-term incentive award in 2016 that would be detrimental to the Bank over the long-term.

The EVCS modifier for the Deferred Payout is as follows:

◦	If the average quarterly EVCS for 2015 is less than $90 per share, the modifier would be zero, i.e., there would be no Deferred Payout

◦	If the average quarterly EVCS for 2015 is $90 per share, the modifier would equal 90%, meaning that actual awards would equal 90% of the potential award.

◦	For every dollar that the average quarterly EVCS for 2015 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2012 Part I and Part II Goals and if EVCS were to average $110 per share or more in 2015, then the absolute maximum payouts under the Plan would be as follows:

	Deferred Payout As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

Tier 1	50.00%	55.00%
Tier 2	40.00%	44.00%
Tier 3	21.00%	23.10%
	18.40%	20.24%
Tier 4	15.80%	17.38%
	13.10%	14.41%

In addition to the modifier described above, the HRC may consider other factors, including:

1.	Operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts;

2.	Untimely submission of information to the SEC, OF and/or FHFA; or

3.	The Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank's financial and operational performance and financial reporting responsibilities.

Table 3

Quality of Risk Management (20% Total Weight) as measured by the Board's qualitative assessment covering the following areas:	“Moderately Successful” (10%)	“Successful” (16%)	“Highly Successful” (20%)
Credit Risk (6%) -Management of direct exposure to members -Management of exposure to investment and derivative counterparties -Management of exposure to MPF portfolio -Regulatory assessment of credit risk and successful remediation of any findings	3%	4.8%	6%
Market Risk (6%) -Stability of MVCS, net of OAS and funding spread movements -Enhancements in market risk measurement and reporting -Regulatory assessment of market risk and successful remediation of any findings	3%	4.8%	6%
Operational Risk (3%) -Exception reporting process is well defined and reflects consistency, relevance, completeness, and transparency -Annual risk assessment process is effectively and efficiently administered resulting in informative report which appropriately escalates the Bank's most significant risks -Regulatory assessment of operational risk and successful remediation of any findings	1.5%	2.4%	3%
Internal Controls - SOX 404 (3%) -Annual SOX 404 process is efficiently managed enabling management to assert that control over financial reporting is effective -External and internal auditors' assessment of SOX 404 process and compliance -Necessary condition for a target payout: Zero significant deficiencies and material weaknesses	1.5%	2.4%	3%
Model Risk Management (2%) -Target: 80% of scheduled model validations completed -Successful remediation of issues identified through the validation process -Regulatory and Internal Audit's assessment of the function and successful remediation of any findings (No payout on any subcategory if assessment is less than “Moderately Successful,” i.e. “Unsuccessful”)	1%	1.6%	2%